Exhibit 99.1

        Deckers Outdoor Names Zohar Ziv Chief Financial Officer

    GOLETA, Calif.--(BUSINESS WIRE)--March 10, 2006--Deckers Outdoor Corporation (NASDAQ: DECK) today announced the appointment of Zohar Ziv as Chief Financial Officer and Executive Vice President of Finance & Administration, effective immediately. Mr. Ziv replaces Scott Ash, who previously announced his upcoming resignation as Chief Financial Officer of Deckers on January 25, 2006, which became effective on March 10, 2006.
    Zohar Ziv, 53, has over twenty five years experience in finance and accounting, serving in senior level positions with several large and mid size public and private companies. Most recently, Mr. Ziv was Chief Financial Officer with EMAK Worldwide, Inc. (NASDAQ: EMAK), a leading global marketing services firm with over $220 million in annual sales. Prior to that, Mr. Ziv served as Chief Financial Officer of Stravina Operating Company, LLC, a privately held company and the largest supplier of personalized novelty items in North America. During his career, Mr. Ziv also served as Chief Financial Officer of Joico Laboratories Inc., a multi national manufacturer and marketer of hair products for the salon industry; Intellisys Group, Inc. a leader in the design, sale, integration, and servicing of custom integrated multi-media systems; and Inovison Holding L.P, a manufacturer and distributor of imaging products and accessories. Previously, Mr. Ziv held senior financial positions including Treasurer and Division Controller at Flowserve Corporation (NYSE: FLS), formerly BW/IP International, and he began his career as a Senior Auditor/Accountant Management Trainee with the Getty Oil Company in Los Angeles. He received his B.S. in Accounting from California State University Northridge and his M.B.A. in International Management from the American Graduate School of International Management (Thunderbird). Mr. Ziv is a Certified Public Accountant.
    "Zohar has a demonstrated track record of success, serving as Chief Financial Officer for several leading public and private corporations and we are excited to welcome him to the Deckers team," stated Angel Martinez, President and Chief Executive Officer of Deckers Outdoor Corporation. "With his breadth of experience and broad range of financial skills, Zohar is the ideal person to help me lead the company during its next phase of growth. We look forward to benefiting from his expertise as we expand into new markets, both here and overseas, while at the same time building a stronger operating platform for the future."

    Deckers Outdoor Corporation builds niche products into global lifestyle brands by designing and marketing innovative, functional and fashion-oriented footwear, developed for both high performance outdoor activities and everyday casual lifestyle use. The Company's products are offered under the Teva, UGG and Simple brand names.

    All statements in this press release that are not historical facts are forward-looking statements. These forward-looking statements are inherently uncertain and are based on the Company's expectations as of today, March 10, 2006. In addition, such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those expressed or implied by such forward-looking statements. Many of the risks, uncertainties and other factors are discussed in detail in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2005. Among these risks and uncertainties are the challenge of managing the Company's brands for growth, the Company's ability to anticipate fashion trends, product mix, the success of new products, conditions in the general economy and in the retail environment, the effect of consumer preferences, the Company's dependence on international distributors to sell our products in international markets, the exposure of foreign currency and other risks related to conducting business outside the U.S., the risk that the Company's international sales are subject to a variety of laws and political and economic risks that may adversely impact the Company's sales and results of operations in certain regions, the risk that international trade regulations may impose unexpected duty costs or other non-tariff barriers to markets while the increasing number of free trade agreements has the potential to stimulate increased competition, increased security procedures may cause significant delays and other factors discussed in the Company's filings made with the Securities and Exchange Commission. The Company disclaims any obligation to update or revise any of the forward-looking statements in this news release.



    CONTACT: Deckers Outdoor Corporation
             Zohar Ziv, 805-967-7611
             or
             Integrated Corporate Relations, Inc.
             Investor Relations:
             Chad A. Jacobs/Brendon E. Frey, 203-682-8200